Exhibit 99.1

Royal Caribbean Group Appoints Christopher J. Wiernicki to
Board of Directors

MIAMI (Feb. 17, 2026) – Royal Caribbean Group (NYSE: RCL) today announced the appointment of Christopher J. Wiernicki, former Chairman & CEO, American Bureau of Shipping (ABS), to its Board of Directors, effective immediately.

Wiernicki brings more than four decades of commercial, government and international experience in marine and offshore design, along with operations, infrastructure and safety management, ports and bunkering, digitalization, cyber security, and clean energy transition expertise.

During his fourteen-year tenure at the helm of ABS, a global leader in classification, certification, and verification, for marine and offshore assets, Wiernicki led the global enterprise to the leading global market position in marine and offshore classification, expanded the company into higher-value consulting and software services, and increased investment in digital platforms, advanced analytics, and research and development.

“Chris’ disciplined approach to growth, innovation, and responsible operations will be highly valuable as we continue our evolution as a global vacation leader,” said Jason Liberty, Chairman and CEO of Royal Caribbean Group. “In addition, his deep marine industry expertise brings important perspective to our Board as we continue to scale responsibly.”

Prior to stepping down from ABS, Wiernicki served as Chairman of the International Association of Classification Societies and held several senior roles at ABS, including president and chief operating officer, chief technology officer, and president and chief operating officer of ABS Europe Ltd.

He was elected to the U.S. National Academy of Engineering in 2021 for his leadership in ship and offshore engineering and selected in 2022 to serve on the Marine Board of the National Academies of Sciences, Engineering, and Medicine. He is a Fellow with the Society of Naval Architects and Marine Engineers and has held senior advisory roles on the White House National Infrastructure Advisory Council and the U.S. Marine Transportation Board.

Wiernicki holds a master’s in ocean engineering from Massachusetts Institute of Technology (MIT), a master’s in structural engineering from George Washington University, and a Bachelor of Science in civil engineering from Vanderbilt University.

About Royal Caribbean Group

Royal Caribbean Group is a leading global vacation company spanning cruise, exclusive destinations, and land-based vacation experiences. The company operates 69 ships sailing to more than 1,000 destinations across all seven continents through its three wholly owned brands -Royal Caribbean, Celebrity Cruises, and Silversea - and a 50% joint venture interest in TUI Cruises which operates the Mein Schiff and Hapag-Lloyd brands.

The Group is expanding its portfolio of private destinations from three to eight by 2028 through its Perfect Day and Royal Beach Club collections, and the company will enter river cruising in 2027 with Celebrity River Cruises. Powered by innovative brands, advanced technology, and an industry-leading loyalty program, the company has built a connected vacation ecosystem, turning the vacation of a lifetime into a lifetime of vacations.

Named to the Fortune World's Most Admired Companies 2026 and Forbes' 2026 Best American Companies lists, Royal Caribbean Group is guided by its mission to deliver the best vacations responsibly. For more information, visit www.royalcaribbeangroup.com.